Exhibit 99.2

May 30, 2012

Stephen Webster

Dear Steve,

It is with great pleasure that I offer you the position of Chief Financial Officer with Optimer Pharmaceuticals, Inc., (“Optimer” or the “Company”) performing such duties as are normally associated with this position and such duties as are assigned to you from time to time.  You will report to Pedro Lichtinger, Chief Executive Officer.  We at Optimer are very excited about the possibility of you joining our team and we look forward to the prospect of working with you.

Associated with this opportunity, the Company offers the following compensation and benefits:

1.              Initial Salary:  $365,000 U.S. Dollars on an annualized basis, subject to standard federal and state payroll withholding requirements and paid semi-monthly in accordance with the Company’s payroll practices.

2.              Optimer has an incentive compensation plan which provides for discretionary annual performance bonuses to our employees. Your target incentive compensation will be 40% of annual salary, subject to payroll withholdings and deductions. Actual bonuses paid under the incentive compensation plan are based on your continuous performance of services to the Company through the date the bonus is paid, the achievement of established corporate and individual goals, and the approval of the Company’s Board of Directors (the “Board”).  Neither the fact nor the amount of any bonus is guaranteed.  Rather, the Board shall determine, in its sole discretion, the amount of any bonus earned by you based upon its evaluation of (a) your achievements of certain milestones and performance objectives established for you by the Board and/or Compensation Committee of the Board and (b) the Company’s achievement of key milestones and objectives established by the Board and/or Compensation Committee of the Board.  Plan participants must be hired by September 1st to participate in the plan year.  Bonus amounts are normally pro-rated for plan participants that are hired after January 1st, but before August 31st in the plan year.  In your case, we will not prorate your first year’s bonus. The bonus shall be subject to the terms of any applicable incentive compensation plan adopted by the Company, as amended by the Company from time to time.  The bonus, if earned, will be paid to you within the time period set forth in the incentive compensation plan; or if no such time period was established, within a reasonable time after completion of the period for which performance is being measured as determined by the Company but in no event shall the bonus be paid after March 15th of the year following the year in which it is earned.  In the event your employment with the Company ends for any reason prior to the date the bonus is paid, you are not eligible for any bonus, prorated or otherwise.  For the avoidance of doubt, you acknowledge and agree that you have no contractual right under this letter agreement to any bonus payment or any target percentage, and that any bonus that is paid to you shall be at the sole discretion of the Board.

10110 SORRENTO VALLEY ROAD, SUITE C, SAN DIEGO, CALIFORNIA 92121    TEL: 858-909-0736   FAX: 858-909-0737

101 HUDSON STREET, SUITE 3501,  JERSEY CITY, NJ 07302     TEL: 201-333-8819   FAX: 201-333-8870

3.              Optimer offers a competitive benefit package to you and your eligible dependents that currently includes Medical, Dental, Vision, Group Term Life Insurance, Long Term Disability Insurance, a 401(k) plan and several voluntary benefit options.  You will be eligible to participate in these benefit plans on the same basis as similarly situated employees.  Details about these benefit plans are available for your review. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

4.              Stock Options: The Company will provide you with the following long-term incentive compensation arrangement in accordance with the terms of Company’s 2012 Equity Incentive Plan (“Equity Incentive Plan”).

Following commencement of your employment and pending approval by Optimer’s Board of Directors, you will be granted an Option to purchase 100,000 shares of Optimer Pharmaceuticals, Inc. Common Stock at the current fair market value on the date of the grant.  The Option will be subject to the terms and conditions applicable to options granted under the Equity Incentive Plan and the applicable option agreement.  The vesting schedule for this Option is as follows:  25% will vest as of one year from the date of issuance, and the remaining 75% of the shares subject to the Option will then vest in equal 2.0833% installments each month thereafter over the following 36 months, subject to continuous employment with the Company on such dates.

In addition, pending approval of Optimer’s Board of Directors, we will grant you 25,000 Restricted Stock Units (“RSU’s”). The vesting schedule for the RSU’s is as follows: 33% will vest as of one year from the date of issuance, 33% will vest 2 years from the date of issuance and the remaining 33% will vest 3 years from the date of issuance.

Lastly, pending approval of Optimer’s Board of Directors, we will also grant you 15,000 Performance Stock Units. The performance criteria will be discussed upon commencement of employment. The criteria will match the program that the executive team currently participates in. The vesting schedule for these RSU’s is as follows: 33% per year over a three (3) year period.

5.              Optimer has 11 official holidays. In addition, the Company closes during the holiday season between Christmas and New Years, (exact days change annually, and are listed on the Company holiday schedule).  You will be provided 22 paid vacation days a year (7.33 hours per pay period) beginning with your first pay period as a full-time employee.  Three (3) days of the 22 paid vacation days provided to you will be applied towards the holiday closure between Christmas and New Years.  You will also be provided with 5 days of sick time per year.  Details about these benefits are provided in the employee sourcebook.

6.              You will also be eligible for an initial signing bonus in the amount of $50,000, less required deductions and withholdings, to be paid to you within your first paycheck and in accordance with the Company’s customary payroll procedures (the “Signing Bonus”).  This Signing Bonus is an advance and is being paid to you prior to being earned by you.  You will earn the Signing Bonus on the following schedule: fifty-percent (50%) of the Signing Bonus amount will be earned on the six month anniversary of your commencement of employment with the Company, provided that you remain an employee in good standing as of such date (including compliance with all contractual, statutory and common law obligations owed to the Company during this period); and fifty-percent (50%) of the Signing Bonus amount will be earned on the one year anniversary of your commencement of employment with the Company, provided that you remain an employee in good standing as of such date (including compliance with all contractual, statutory and common law obligations owed to the Company during this period).  You will be obligated to repay to the Company any unearned amount of the Signing Bonus if you resign your employment for any reason, or the Company terminates your employment for Cause (as defined below), prior to the six month or one year anniversary of your commencement of employment, and any such repayment shall be made by you no later than thirty (30) days after your employment ends.  You expressly authorize the Company to deduct from your final paycheck any unearned amount of the Signing Bonus.  For the purposes of this letter agreement, “Cause” for termination of employment means a termination resulting from the occurrence of any of the following events that has a material negative impact on the business or reputation of the Company:  (i) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) your intentional, material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company; (iii) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; (iv) your intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of your superiors; (v) your habitual neglect of the duties of employment; (vi) your indictment, charge, or conviction of a felony or any crime involving moral turpitude, or participation in any act of theft or dishonesty; or (vii) your gross misconduct.

7.              The location of this position will be New Jersey, therefore Optimer is also pleased to offer you a relocation package.  The details of the relocation package are attached.

Please understand that this offer is contingent upon your successful completion of a background check.  You will be required to give your consent for Optimer, through an outside firm, to complete a criminal background check and verification of information provided on your employment application.   Attached is a form for you to complete giving Optimer authorization to conduct your background investigation.  This offer of employment is further contingent upon your submission to a drug test to be administered under the Company’s Drug Testing Policy and upon the Company’s receipt of satisfactory test results.  By signing this letter, you acknowledge and agree that you may be subjected to additional drug testing during your employment and the tests may be the same or different in each case, which testing will be administered under the Company’s Drug Testing Policy.

We would like you to start as soon as possible and we will discuss a mutually agreeable date.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.  Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Optimer.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us at orientation but in no event later than three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by company rules and policies as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.  You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which is included in our employee sourcebook.  You will receive access to the employee sourcebook at orientation.

You will also be expected to sign and comply with an Employee Confidential Information and Inventions Assignment Agreement, which requires, among other provisions, the assignment of rights to inventions made during your employment at the Company and non-disclosure of proprietary information.   Enclosed is a copy of the Employee Confidential Information and Inventions Assignment Agreement for your review and execution.

By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company.  You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company.

By signing this letter, you acknowledge that the terms described in this letter, together with the Employee Confidential Information and Inventions Assignment Agreement attached hereto, sets forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral.  There are no terms, conditions, representations, warranties or covenants other than those contained herein.  No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of Optimer, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

We do hope that you will decide to accept this opportunity to join us at Optimer during what is a particularly exciting time in the growth and development of the Company.  If there is anything further that you wish to discuss or any issues that require clarification, please do not hesitate to contact me.

Steve, if you accept the terms of this offer kindly sign and date this letter, the Employee Confidential Information and Inventions Assignment Agreement and the authorization for the background investigation.

Best Regards,

Linda E. Amper, Ph.D.

Senior Vice President, Human Resources

I accept the offer as stipulated above:	/s/ Stephen W. Webster	May 30, 2012
	Stephen Webster	Date